Exhibit 5.1

January 10, 2017

Hudson Pacific Properties, Inc.

11601 Wilshire Blvd.

Los Angeles, California 90025

Re:	Registration Statement on Form S-3
Commission File No 333-202799

Ladies and Gentlemen:

We have served as Maryland counsel to Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to (a) the resale of 9,792,233 shares (the “Selling Stockholder Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), by the individuals named under the caption “Selling Stockholders” in the Prospectus Supplement (as defined below) and (b) the issuance and sale of 8,881,575 shares (the “Company Shares” and, together with the Selling Stockholder Shares, the “Shares”) of Common Stock by the Company. The offering and sale of the Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the form of Prospectus included therein, in the form filed with the Commission under the Securities Act;

2. The Prospectus Supplement, dated January 4, 2017 (the “Prospectus Supplement”), with respect to the offering and issuance of the Shares, in the form filed with the Commission under the Securities Act;

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

Hudson Pacific Properties, Inc.

January 10, 2017

4. The Second Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company and a duly authorized committee thereof relating to, among other matters, the registration and issuance of the Shares, certified as of the date hereof by an officer of the Company;

7. The Underwriting Agreement, dated as of January 4, 2017, among the Company, the Operating Partnership, the Selling Stockholders and Morgan Stanley & Co. LLC;

8. A Contribution Agreement, dated February 15, 2010, among the Company, Hudson Pacific Properties, L.P., a Maryland limited partnership, and the contributors party thereto;

9. The Subscription Agreement, dated February 15, 2010, among the Company, Farallon, Farallon Capital Institutional Partners, L.P., a California limited partnership (“Farallon Institutional”), Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“Farallon Institutional III”), and Victor J. Coleman;

10. The Subscription Agreement, dated as of April 26, 2011, among the Company, Farallon, Farallon Institutional and Farallon Institutional III;

11. The Asset Purchase Agreement, dated December 6, 2014, among the Company, the Operating Partnership and certain affiliates of certain of the Selling Stockholders.

12. A certificate executed by an officer of the Company, dated as of the date hereof; and

13. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

Hudson Pacific Properties, Inc.

January 10, 2017

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. None of the Selling Stockholder Shares have been, and none of the Shares will be issued or transferred in violation of the restrictions or limitations contained in Article VI of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Selling Stockholder Shares has been duly authorized and the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

3. The issuance of the Company Shares has been duly authorized and, upon the issuance thereof in accordance with the Registration Statement, the Prospectus Supplement and the Resolutions, the Company Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Hudson Pacific Properties, Inc.

January 10, 2017

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Shares (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP